Exhibit 99.1

Synergy Pharmaceuticals Named to NASDAQ Global Select Market

NEW YORK, N.Y., January 2, 2014 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced listing of the company’s common stock has been transferred to the NASDAQ Global Select Market, the highest of the three market tiers at NASDAQ. Listing on the NASDAQ Global Select Market is reserved for companies that meet the highest quantitative and qualitative listing standards, reflecting their demonstrated commitments to leadership and good governance.

NASDAQ-listed companies are classified under three listing tiers: NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market. Synergy common shares previously traded on the NASDAQ Capital Market and will continue to trade today on the NASDAQ Global Select Market under the ticker symbol SGYP.

About Synergy

Synergy Pharmaceuticals Inc. is a biotechnology company focused on the research and development of novel drugs for the treatment of gastrointestinal (GI) diseases and disorders. Synergy has discovered proprietary analogs of the human GI hormone, uroguanylin, the natural agonist for the intestinal guanylate cyclase-C (GC-C) receptor. Both Synergy’s lead GC-C agonist, plecanatide, and next-generation GC-C agonist, SP-333, mimic uroguanylin’s natural functions by binding to and activating the GC-C receptor in the GI tract to stimulate fluid and transit required for normal digestion. Plecanatide is in phase 3 clinical trials for chronic idiopathic constipation and a phase 2b study for irritable bowel syndrome with constipation. SP-333 is in phase 2 development for opioid-induced constipation and is also being explored for ulcerative colitis. For more information please visit www.synergypharma.com .

CONTACTS:

Media Contact

Gem Gokmen

Office:  212-584-7610

Mobile:  646-637-3208

ggokmen@synergypharma.com

Investor Contact

Bernard Denoyer

Office: 212-297-0020

Mobile: 203-300-8147

bdenoyer@synergypharma.com